As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-82399
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 28, 1999)

                                  $350,000,000

                             CONEXANT SYSTEMS, INC.

              4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2006 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

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         This prospectus supplement relates to the resale by holders of our
4 1/4% Convertible Subordinated Notes Due May 1, 2006 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated July 28, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                           PRINCIPAL
                                           AMOUNT OF
                                             NOTES
                                          BENEFICIALLY    PERCENTAGE     COMMON STOCK
                                           OWNED AND       OF NOTES     OWNED PRIOR TO    COMMON STOCK
NAME                                     OFFERED HEREBY   OUTSTANDING    THE OFFERING    OFFERED HEREBY
--------------------------------------   --------------   -----------   --------------   --------------
BancBoston Robertson Stephens.........     $5,000,000          1.4%          108,234          108,234

D.E. Shaw Securities, L.P.............      1,500,000           *             32,470           32,470

Deutsche Bank Securities Inc..........     83,870,000         24.0%        1,815,525        1,815,525

Lehman Brothers, Inc..................      4,868,000          1.4%          105,377          105,377

Morgan Stanley Dean Witter............     25,000,000          7.1%          541,172          541,171

OZ Master Fund, Ltd...................     11,350,000          3.2%          245,692          245,692

Any other holder of notes or future
transferee from any such holder.......    132,127,000         37.8%        2,860,165        2,860,165

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $46.196 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $46.196 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this prospectus supplement is August 4, 1999